EXHIBIT  10(s)
                           LOAN AND SECURITY AGREEMENT

      THIS LOAN AND SECURITY AGREEMENT ("Agreement"), made this 27th day of May, 1996, between and among NATIONAL CANADA FINANCE CORP., a Delaware Corporation with offices at 125 West 55th Street, New York, New York 10019 ("Lender"), MEDIVATORS, INC., a Minnesota corporation with offices at Cannon Plaza South, 6352 320 Street Way, Cannon Falls, Minnesota 50009 ("MediVators") and DISPOSAL SCIENCES, INC., a Minnesota corporation, with offices at Cannon Plaza South, 6352 320 Street Way, Cannon Falls, Minnesota 50009 ("Disposal").

                              W I T N E S S E T H:

      WHEREAS, National Canada Finance Corp. has agreed to make certain advances to MediVators and Disposal up to the amount of $2,000,000 in accordance with the conditions hereinafter stated; and

      WHEREAS, MediVators and Disposal and National Canada Finance Corp. wish to provide herein and in the supplemental documents executed in conjunction with the execution of this Loan and Security Agreement for the terms of such borrowing.

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties agree as follows:

                             ARTICLE 1 - DEFINITIONS

      1.1 Certain Defined Terms: As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

            "Accountant's Letter" shall mean a letter in form and substance reasonably satisfactory to Lender from independent public accountants of recognized standing acceptable to the Lender (i) stating that, in connection with its audit of the consolidating financial statements of Guarantor and its subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, nothing came to such accounting firm's attention to cause it to believe that Borrowers failed to comply with the terms, covenants, provisions or conditions of the Agreement, and (ii) setting forth the following acknowledgment or other acknowledgment of a similar nature generally used by such accountants to effect compliance with N.J.P.L. 1995, C. 49 or like statutes applicable in other jurisdictions: "We hereby acknowledge that (1) the financial statements referenced in this Accountant's Letter and this Accountant's Letter are being made available to Lender, (2) Lender intends to rely on this Accountant's Letter and

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such financial statements, and (3) Borrowers have knowledge of that reliance.
This acknowledgement is made pursuant to section 1.B(3) of N.J.P.L. 1995, C.49, and any like statutes having applicability in other jurisdictions."

      "Accounts", "Chattel Paper", "Documents", "Equipment", "General Intangibles", "Goods", "Instruments" and "Money" have the same respective meanings as are given to those terms in the UCC. "Accounts" shall include "contracts" and "contract rights" (including MediVators' right to receive payments under the Olympus Agreement) without respect to the definition of the latter terms under applicable laws, and shall also include any rights which may also be evidenced by Instruments, Documents or Chattel Paper.

      "Accounts Receivable" means accounts receivable of the Borrowers from time to time, determined in accordance with reasonable accounting methods consistently applied.

      "Advance" shall include any sums advanced by Lender or credited by Lender to or for the account of the Borrowers under this Agreement, including without limitation advances of principal or to pay interest or fees, or the incurring of expenses reimbursable by the Borrowers under this Agreement.

      "Advance Request" has the meaning specified in Section 2.2(b) hereof.

      "Affiliate" includes any corporation, partnership, association, joint venture, company, limited liability company, limited partnership, limited liability partnership, trust, individual or other legal entity, which now or hereafter at any time controls, is controlled by, or is under common control with any of the Borrowers.

      "Agreement" means this Loan and Security Agreement as amended in writing from time to time.

      "Availability" shall mean, as to the Revolving Line of Credit Loan, an amount, varying from time to time, equal to the Borrowing Base, minus all Advances outstanding and unpaid.

      "Bank" means National Bank of Canada, a chartered bank constituted under the Bank Act of Canada, with offices at 125 West 55th Street, New York, New York 10019.

      "Borrowers" means MediVators, Inc., a corporation organized under the laws of the State of Minnesota and Disposal Science, Inc., a corporation organized under the laws of the State of Minnesota, and any successor thereto permitted hereunder (either of the Borrowers individually a "Borrower").


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      "Borrowing Base" means, as to the Revolving Line of Credit Loan, the sum of the following: (a) 80% of the Net Balance of Eligible Accounts Receivable of the Borrowers, plus (b) 50% of the cost or market value, whichever is lower, of all Eligible Inventory. Whenever the Borrowing Base is used as a measure of the Revolving Line of Credit Loan, it shall be computed as of, and the balance owing on the Revolving Line of Credit Loan shall be determined as of, the required reporting date for the Borrowing Base Certificate most recently due hereunder.

      "Borrowing Base Certificate" means a certificate signed by the president, vice president, chief financial officer or controller of a Borrower completed and supplemented in a manner acceptable to Lender, mathematically computing the Borrowing Base, in the form annexed as Exhibit I or otherwise as required by Lender from time to time.

      "Carsen" means Carsen Group, Inc., an Ontario corporation.

      "Chief Executive Office" shall have the meaning ascribed to it under the UCC.

      "Closing Date" or "Closing" shall mean the date of this Agreement.

      "Collateral" shall mean all real and personal property in which the Borrowers grant Lender a lien or security interest to secure the Obligations, pursuant to this Agreement or any security agreement, mortgage, deed of trust or other undertaking or instrument related to the Loans or this Agreement.

      "Controlled Group Member" means each trade or business (whether or not incorporated) which together with Borrower are treated as a single employer under Section 4001(b)(1) of ERISA.

      "Default" means an Event of Default or Potential Event of Default.

      "Dividends" shall mean dividends approved by Lender.

      "Documents of Title" means one or more original, duly issued "documents of title" as that term is defined in the UCC (and originals or copies of shipping receipts, or license, customs, tax or other documentation related to the Goods or their shipment), all in form and substance, and issued by such persons, as may be satisfactory to Lender from time to time.

      "Dollars" and "$" shall mean lawful money of the United States of America.


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      "Eligible Account Receivable" means an Account Receivable which conforms and continues to conform to the requirements and warranties set forth in Section
8.1 hereof.

      "Eligible Inventory" means Inventory (whether raw materials, work in process or finished goods or Inventory in transit, provided, as to Inventory in transit, Borrower holds title to such Inventory and the sale of such Inventory has not given rise to an Account Receivable) which initially and at all times until sold is (i) as to finished goods, new and unused and fully saleable through normal trade channels, (ii) owned by either Borrower free and clear of any lien except in favor of Lender, (iii) valued at lower of cost or market on a specific identification basis, (iv) at any one of the Locations and is subject to a perfected first priority security interest in favor of Lender, (v) has not been designated by Lender in its reasonable discretion as unacceptable for any reason, and (vi) has not at any previous time had its value "written off" by either Borrower for accounting purposes.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder as in effect from time to time.

      "Event of Default" means an event specified in Article 9 hereof following any required notice and/or expiration of any applicable grace or cure period.

      "GAAP" means generally accepted accounting principles consistently applied.

      "Guarantor" means Cantel Industries, Inc., a Delaware corporation, and the sole shareholder of MediVators.

      "Guaranty" means the unlimited guaranty of Guarantor given to Lender in conjunction with the execution of this Agreement.

      "Indebtedness" means, as the context shall require, all items of indebtedness, obligation or liability, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, including, but without limitation:

      (a) All indebtedness guaranteed, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse;

      (b) All indebtedness in effect guaranteed, directly or indirectly, through agreements, contingent or otherwise: (i) to purchase such indebtedness; or (ii) to purchase, sell or lease (as lessee or lessor) property, products, materials or supplies or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the


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owner of the indebtedness against loss; or (iii) to supply funds to or in any manner invest in the debtor;

      (c) All indebtedness secured by (or for which the holder of such indebtedness has a right, contingent or otherwise, to be secured by) any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance upon property owned or acquired subject thereto, whether or not the liabilities secured thereby have been assumed;

      (d) All indebtedness incurred as the lessee of goods or services under capital or operating leases; and

      (e) All reimbursement, indemnity or similar obligations.

      "Inventory" means all Goods now owned or hereafter acquired, intended for sale or lease, or to be furnished or delivered or consumed under contracts of service; and all raw materials, work in process, finished goods, and materials and supplies of every nature and description, now owned, or hereafter acquired, used or consumed, or which might be acquired, used or consumed in connection with any business of either Borrower; but only to the extent the foregoing would be classified as inventory in accordance with reasonable accounting methods consistently applied.

      "Laws" means all ordinances, statutes, rules, regulations, orders, injunctions, writs or decrees of any government or political subdivision or agency thereof, or any work similar entity.

      "Lender" means National Canada Finance Corp., a Delaware corporation, and any successor or assignee thereto hereunder.

      "Leverage Ratio" means the ratio, expressed as a decimal, of Total Liabilities to Tangible Net Worth.

      "Lien" includes, without limitation, all mortgages, security interests, liens, chattel mortgages, capital leases, operating leases, rental agreements, trusts, charges, pledges, claims or other interests in property, legal or equitable, whether consensual or nonconsensual, fixed, or contingent, choate or in choate, and whether given or implied by statute or common law or by agreement or grant.

      "Loan(s)" means the Revolving Line of Credit Loan and any Advances made for the benefit of the either Borrower pursuant to this Agreement.

      "Loan Account" means the account or accounts on the books of Lender in which Lender may record Loans, Advances, payments made on the Loans, and other appropriate debits and credits as provided by this Agreement.


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      "Loan Documents" means, individually and collectively, this Agreement, the
Note, the Guaranty, the Pledge Agreement, and all other existing and future agreements, instruments, documents, assignments, guaranties and undertakings (including amendments to any of the foregoing) delivered by either Borrower, or any other person or entity in connection with any of the Loans.

      "Locations" means any one or more of the places identified on Exhibit E, or required to be identified pursuant to Section 8.2(q).

      "Net Balance of Eligible Accounts Receivable" means the net value of all Eligible Accounts Receivable, deducting all chargebacks, freight claims, finance charges, contras, retainages, discounts, returns, credits, allowances, adjustments, and losses.

      "Net Income" shall mean, for any fiscal period, the net income (or net loss) of Borrowers as determined in accordance with GAAP.

      "Note" means the Revolving Line of Credit Note, including all amendments, renewals and modifications thereof.

      "Obligations" means the obligations (whether sole, joint or several, contingent or fixed, or otherwise, and whether now existing or hereafter arising) of the Borrowers, to Lender and/or Bank:

      (a) To pay the principal of and interest on and other fees, charges and expenses accruing with respect to the Advances, the Loans or any of the Loan Documents, and to satisfy all other Indebtedness to Lender or Bank , whether hereunder or otherwise, whether now existing or hereafter incurred, including any extensions, modifications, renewals thereof and substitutions therefor;

      (b) To repay to Lender or Bank all amounts advanced by Lender or Bank in connection with this Agreement or any other Loan Document herewith, to any person or entity whatever, including without limitation advances of principal, advances of interest, fees or other charges or expenses, payments to prior secured parties, mortgagees, or lienors, or for taxes, levies, insurance, rent, repairs to or maintenance of any of the Collateral; and

      (c) To reimburse Lender or Bank, on demand, to the extent provided for in this Agreement, for all of Lender's or Bank's reasonable expenses and costs, before or after closing hereon, including the reasonable fees and expenses of their counsel, in connection with the preparation, administration, amendment, modification, or enforcement of this Agreement and the documents required hereunder, including, without limitation, prosecution or defense of any proceeding brought, contemplated or threatened with respect to the obligations referred to in the foregoing paragraphs (a) and (b) or any of the transactions relating thereto.


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      "Obligee" means, as to any Account Receivable, the applicable Borrower or any third party undertaking the transaction giving rise to the Account.

      "Obligor" means, as to any Account Receivable, the party or parties who are liable to the Obligee with respect thereto.

      "Officer" means any authorized president or vice president of either Borrower.

      "Olympus Agreement" means the Distributor Agreement between Olympus America, Inc. - Endoscope Division and MediVators dated March 16, 1996, as amended.

      "Periodic Recap" means a "Period End Recapitulation Report" and a "Period End Accounts Receivable and Loan Reconciliation" signed by Officers of both the Borrowers, acceptable to Lender, reconciling Accounts Receivable and the Borrowing Base with the Borrowers' general ledgers.

      "Permitted Liens" or "Permitted Exceptions" means:

      (a) Liens for taxes, assessments, or similar charges incurred in the ordinary course of business that are not yet due and payable;

      (b) Pledges or segregated deposits made in the ordinary course of business to secure payment of workmen's compensation, or to participate in any fund in connection with workmen's compensation, unemployment insurance, old-age pension or other social security programs;

      (c) Liens in favor of Lender;

      (d) Purchase money security interests, motor vehicles liens, capital leases, operating leases and rental agreements which are existing including renewals and extensions thereof and disclosed on Exhibit G hereto; and

      (e) The following, if incurred in the ordinary course of business and the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings, to the extent (i) levy and execution thereon have been stayed and continue to be stayed, (ii) an adequate holdback from Availability shall have been established hereunder, and (iii) aggregate amounts being contested do not exceed $25,000;

            (1) Claims or liens for taxes or assessments,

            (2) Claims or liens of mechanics, materialmen, warehousemen, carriers or other like liens, and adverse judgments.


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

      "Person" means, any individual, limited liability company, limited partnership, limited liability partnership, corporation, partnership, association, joint-stock company, trust, incorporated organization, joint venture, court or government or political subdivision or agency thereof.

      "Plan" means any employee pension benefit plan to which Section 4021(a) of ERISA applies and (i) which is maintained for employees of either Borrower or any Controlled Group Member with respect to either Borrower, or (ii) to which either Borrower or Controlled Group Member with respect to either Borrower made, or was required to make, contributions at any time within the preceding five (5) years. "Multiemployer Plan" means any Plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

      "Pledge Agreement" means the Pledge Agreement of even date herewith between Guarantor and Lender whereby Guarantor pledges the Stock of MediVators as security for the Loan.

      "Policies" shall have the meaning ascribed to such term in Section
6.12(a).

      "Post-Default Rate" shall have the meaning ascribed to it in Section
2.3(a).

      "Potential Default" means an event, circumstance, act, omission or state of affairs which would, with the passing of time or of any grace period, or the giving of notice by the Lender or any third party, or any combination of the foregoing, become an Event of Default.

      "Prime Rate" means the rate of interest established by Bank and announced in New York, N.Y. from time to time as its "prime rate" of interest. The Borrowers acknowledge that Lender may lend to other borrowers, or classes of borrowers, at rates below the Prime Rate or at rates based on other indices, and that Lender may change the index from time to time.

      "Records" means correspondence, memoranda, tapes, data processing cards, discs, papers, tabulating runs, programs, books and other documents, or manually or electronically recorded information (whether or not transcribed) of any type, whether expressed in ordinary or machine or other language.

      "Revolving Line of Credit Loan" means the revolving line of credit provided for in Article 2 hereof, and the Advances made pursuant thereto.

      "Revolving Line of Credit Loan Rate" means with respect to the Revolving Line of Credit Loan a variable rate of one and one-half


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percent (1 1/2%) per annum in excess of the Prime Rate in effect from time to time.

      "Revolving Line of Credit Note" means the Revolving Line of Credit Note referred to in Section 2.2(a) hereof and shall include all amendments, renewals and modifications of the Revolving Line of Credit Note.

      "Revolving Line of Credit Termination Date" shall have the meaning ascribed to it in Section 2.1.

      "Tangible Net Worth" shall mean, for any fiscal period, shareholders' equity as determined in accordance with GAAP less (i) intangibles (as determined in accordance with GAAP) and (ii) Indebtedness owing a Borrower from an Affiliate or stockholder.

      "Total Liabilities" means at any time, all short term and long term liabilities of Borrowers as determined in accordance with GAAP.

      "UCC" means the Uniform Commercial Code in effect from time to time in New York, or as to issues with respect to which the UCC of the jurisdiction of the applicable property takes precedence, the UCC applicable to such jurisdiction.

      1.2 Accounting Terms: All accounting terms, whether defined or not specifically defined herein shall be construed, and all financial data submitted pursuant to this Agreement shall (unless otherwise provided herein) be prepared, in accordance with GAAP.

                  ARTICLE 2 - THE REVOLVING LINE OF CREDIT LOAN

      2.1 General Terms: Subject to the terms hereof, Lender has established a Revolving Line of Credit Loan in favor of the Borrowers under which Lender shall, from time to time during the period from the date hereof through and including the Revolving Line of Credit Termination Date (as hereinafter defined), make Advances to either or both Borrowers up to the Availability, provided, in no event shall the Advances in the aggregate at any time outstanding exceed $2,000,000, all subject to the other terms and conditions contained herein. The entire outstanding balance of principal, and any accrued and unpaid interest thereon, shall be due and payable and the Revolving Line of Credit Loan shall terminate on the earlier of (i) the date thirty months from the date of this Agreement, or (ii) acceleration of the Obligations upon an Event of Default (the earlier of such dates being the "Revolving Line of Credit Termination Date").


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      2.2 Borrowing Procedures:

      (a) The Borrowers are simultaneously with the execution of this Agreement executing and delivering to Lender a Revolving Line of Credit Note in the face amount of $2,000,000 which Note shall evidence the aggregate of all Advances outstanding from time to time pursuant to the Revolving Line of Credit Loan, and shall be payable on the Revolving Line of Credit Termination Date.

      (b) At any time of reference, additional Advances may be made available by Lender to either Borrower subject to the conditions of this Agreement, up to the amount of the Availability and subject to the limitations of Sections 2.1 and 2.6, upon the request of either Borrower dated the date of the request which the Lender may require be made in writing (the "Advance Request"). Upon compliance by either Borrower with the applicable terms and conditions, Lender will make each Advance by crediting the amount of the Advance to the Loan Account, or by wiring the amount of the Advance to the account of the Borrower according to instructions given to Lender by the Borrower, or by otherwise disbursing to a third party upon terms and conditions mutually agreeable to Lender and the Borrowers.

      2.3 Interest Rate and Payments; Charging the Borrowers' Accounts; Fees:

      Interest on the Advances shall be accrued, paid and calculated as follows:

      (a) Interest will accrue daily and be payable on principal amounts advanced by the Lender at the Revolving Line of Credit Loan Rate, and shall be payable as accrued on the last day of each calendar month, commencing immediately hereafter. Notwithstanding any provision herein to the contrary, or any provision in the Note, upon the occurrence of an Event of Default, the applicable interest rate shall be increased to a rate (the "Post-Default Rate") three (3%) percent per annum over and above the interest rate otherwise applicable hereunder.

      (b) If at any time the rate of interest set forth above on any Loan (the "Stated Rate" for such Loan) exceeds the maximum non- usurious interest rate permissible for Lender to charge commercial borrowers under applicable law (the "Maximum Rate"), the rate of interest charged on such Loan hereunder shall be limited to the Maximum Rate.

            In the event the Stated Rate for any Loan that has theretofore been subject to the preceding paragraph at any time is less than the Maximum Rate, the principal amount of such Loan shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on its Loans hereunder equals the amount


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of interest which would have been paid or accrued on such Loans hereunder if the
Stated Rate had at all times been in effect.

            In the event, upon payment in full of all amounts payable hereunder, the total amount of interest paid to Lender or accrued on the Loans under the terms of this Agreement is less than the total amount of interest which would have been paid or accrued if the Stated Rate had, at all times, been in effect, then Borrowers shall, to the extent permitted by applicable law, pay to Lender an amount equal to the difference between (a) the lesser of (i) the amount of interest which would have accrued on the Loans to Borrowers if the Maximum Rate had at all times been in effect or (ii) the amount of interest which would have accrued on the Loans if the Stated Rate had at all times been in effect and (b) the amount of interest actually paid to Lender or accrued on such Loans under this Agreement.

            In the event Lender ever receives, collects or applies as interest in respect of any Loan any sum in excess of the Maximum Rate, such excess amount shall be applied to the reduction of the principal balance of the Loans to the Borrowers or to other amounts (other than interest) payable by Borrowers hereunder, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to Borrowers.

      (c) Interest shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed. All accrued and then unpaid interest shall nevertheless be payable upon the Revolving Line of Credit Termination Date.

      (d) All sums payable to Lender hereunder including repayments of Advances, and payments of interest, reasonable fees, late charges and other charges shall be paid directly to Lender on the date due. Any interest due as of the last day of any month which remains unpaid five days thereafter shall be added to the principal of the Loans. At Lender's option, the Borrower shall execute a promissory note reflecting their obligations therefor, but the execution and delivery of any such note shall not limit the Borrowers' obligations therefor as provided in this Agreement. Lender is authorized to charge the Loan Account, or any deposit account of the Borrowers with Bank, for principal, interest, and with prior notice to Borrowers, other amounts due hereunder as they come due, or at Lender's option make an Advance to pay any of the same; if Lender bills the Borrowers for principal, interest or other amounts due hereunder, such will be payable, as to principal and interest within one (1) business day after billing, and, as to other amounts due, within ten business days after billing.

      2.4 Borrowing Base Certificates: Borrowers shall upon Lender's request prepare and forward to Lender completed Borrowing Base Certificates.


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      2.5 Loan Account: Lender may, in its discretion, establish a Loan Account and enter therein Advances, interest, fees, other charges, expenses and other items properly chargeable to the Borrowers under this Agreement; all payments made by the Borrowers on account of Indebtedness relating to any Loans; all proceeds of collateral which are finally paid to Lender at its offices in cash or solvent credits; and any other appropriate debits and credits. Subaccounts may be established for each Loan or Advance established hereunder. Absent manifest error, the aggregate of the debit balances in the Loan Account shall reflect the Borrowers' aggregate Indebtedness to Lender and Bank from time to time by reason of the Loans or otherwise with respect hereto.

      2.6 Limits on Advances Under Revolving Line of Credit Loan:
Notwithstanding any other provision hereof, the aggregate unpaid balance of the Borrowers' Obligations, including without limitation all principal, interest, fees and other charges, under the Revolving Line of Credit Loan at any time shall not exceed the lesser of (i) the Borrowing Base or (ii) $2,000,000. Each Borrower agrees that it shall, immediately upon Lender's demand, pay or cause to be paid to Lender the amount of any such excess, or, at Lender's option, deposit with Lender collateral therefor which shall continue to be satisfactory to Lender at all times thereafter.

      2.7 Fees: (a) On any payment by any Borrower of interest and/or principal not received within ten (10) days of the due date, a late charge of five percent (5%) of the payment of interest and/or principal, as applicable shall be assessed.

            (b) Borrowers agree to pay to Lender a commitment fee on the average daily Availability calculated on a monthly basis, for the period from the date hereof to the Revolving Line of Credit Termination Date, at a rate per annum of one-half of one percent. Accrued commitment fees shall be payable in arrears on the last day of each month.

            (c) Borrowers shall pay at Closing to Lender a closing fee in the amount of $10,000 (and are entitled to a credit toward such fee of $5,000 previously paid).

      2.8 Use of Proceeds: The proceeds of the Revolving Line of Credit Loan shall be used by the Borrowers for working capital purposes.

                    ARTICLE 3 - PREPAYMENT; EARLY TERMINATION

      3.1 Term of the Borrowers' Commitment; Early Termination: Borrowers may prepay the Loans in full at any time without penalty or fee. Borrowers shall notify Lender of the Borrowers' desire to terminate this Agreement by giving not less than ninety (90) days


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prior written notice thereof to Lender; provided, however, upon a termination, the terms and conditions of this Agreement (including the maintenance of Lender's security interest in the Collateral) shall continue until all Obligations of the Borrowers to Lender shall have been fully paid and satisfied.

                 ARTICLE 4 - CONDITIONS PRECEDENT AND SUBSEQUENT

      The obligation of Lender to enter into this Agreement and to make any Advance is subject to the following conditions:

      4.1 Documents Required for the Closing: The Borrowers shall have delivered or caused to be delivered to Lender, at the Closing and execution hereof, the following, in form and substance satisfactory to Lender:

      (a) The Note;

      (b) All necessary releases, satisfactions, discharges, assignments and termination statements to cause the security interests granted herein to be first priority security interests (subject to Permitted Exceptions) in the Collateral;

      (c) The financing statements required by Section 5.6 hereof, or otherwise necessary to perfect the security interests in the Collateral;

      (d) Any financial statements required under the terms of this Agreement in form and substance satisfactory to Lender;

      (e) Copies of the resolutions of the board of directors and shareholders of each Borrower authorizing the execution, delivery and performance of this Agreement, the Note, and each other Loan Document to be delivered to Lender pursuant hereto;

      (f) Copies (certified by the Secretary of State of the state of incorporation, and by authorized officers of each Borrower), of the certificate of incorporation of each Borrower, together with a copy (certified by the secretary or assistant secretary or other authorized officer of each Borrower) of the by-laws of each Borrower, and a certificate (dated as of the Closing
Date) of each such officer to the effect that the foregoing documents have not been amended and remain in full force and effect;

      (g) The Guaranty, executed by Guarantor and documents as to the Guarantor corresponding to the deliveries for Borrowers under Sections 4.1(e), (f), (h) and (i);

      (h) A certificate of an authorized officer of each Borrower as to the incumbency and signatures of the officers who are executing this Agreement on behalf of each Borrower;


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      (i) Certificates of good standing with respect to each Borrower as of the most recent date practicable from each state in which each Borrower is organized or qualified to transact business;

      (j) Evidence of the insurance coverages required under the terms of this Agreement together with evidence of payment of all premiums which are due and payable as of the date hereof;

      (k) An initial Periodic Recap duly completed and executed by the each Borrower;

      (l) UCC, Judgment, Tax Lien and Title Searches satisfactory to Lender regarding each Borrower and all Collateral in each jurisdiction in which Collateral is situate;

      (m) Written opinions of counsel to the Borrowers, and addressed to Lender, in form and substance reasonably satisfactory to Lender regarding such legal matters as Lender shall reasonably request relating to the subject matter hereof;

      (n) A certificate of each Borrower and its officers attesting that all Collateral has been and will be assigned to Lender for full and adequate consideration, in good faith and without fraud or fraudulent intent;

      (o) All other Loan Documents executed by the applicable obligors along with all deliveries required under the terms of such Loan Documents;

      (p) Documents confirming establishment of an operating account with Bank; and

      (q) Such other undertakings, instruments and documents as Lender shall reasonably require.

      4.2 Other Conditions Precedent: There shall have occurred no changes in the financial condition or business of the Borrowers, which are singly or collectively materially adverse when compared with the respective financial condition and business of the Borrowers as previously represented to Lender. Lender shall have received satisfactory results of its field examination and standard customer, trade and bank checks.

      4.3 Conditions Subsequent to Signing and Effective Date: Each of the following shall have occurred within the respective times indicated after the Closing Date, or else Lender shall not be obligated to make any further Advances, and Lender shall have the option, at any time thereafter, to declare that an Event of Default has occurred:

      (a) The Borrowers shall pay or reimburse to Lender and Lender's legal counsel or agents, as the case may be, all of their respective reasonable fees (with legal fees not to exceed $10,000), charges and expenses incurred in completing all of the matters contemplated by this Agreement. Charges and expenses shall be limited to the cost of (i) UCC searches, (ii) corporate searches, (iii) UCC financing statement filing charges and (iv) photocopy, telecopy, and long distance telephone charges.

      (b) Any conditions precedent which shall not have been satisfied as of the Closing Date, or at the time Lender made any Advance, and which Lender shall not have specifically waived in writing.

                         ARTICLE 5 - COLLATERAL SECURITY

      5.1 The Collateral: The Collateral, together with all of the Borrowers' other property of any kind held by Lender or any of Lender's Affiliates from time to time, in any capacity whatsoever, shall stand as one general, continuing collateral security for the Obligations of the Borrowers.

      5.2 Rights in Property Held by Lender: As security for the Obligations, including without limitation payment of the Indebtedness evidenced by the Note, each Borrower hereby assigns, transfers, and sets over to Lender and Bank all of its right, title, and interest in and to, and grants Lender and Bank a lien upon and security interest in, all amounts that may be owing from time to time hereafter to it by Lender or Bank from time to time in any capacity, including, but without limitation, any balance or share belonging to any of them of any deposit or other account, which lien and security interest shall be independent of any right of set-off which Lender or Bank may have.

      Any and all deposits or other sums at any time credited by or due from Bank or Lender to Borrowers shall at all times constitute security for Obligations and may be set-off against any Obligations which are then due.

      Any and all instruments, documents, policies and certificates of insurance, securities, goods, accounts, choses in action, general intangibles, chattel paper, cash, property and the proceeds thereof (whether or not the same are Collateral or proceeds thereof) owned by the Borrowers or in which either Borrower has an interest, which now or hereafter are at any time in possession or control of Lender or Bank or in transit by mail or carrier to or from Lender or Bank or in the possession of any third party acting in Lender's or Bank's behalf, without regard to whether Bank or Lender received the same in pledge, for safekeeping, as agent for collection or transmission or otherwise or whether Bank or Lender had conditionally released the same, shall constitute security for Obligations and may be applied at any time to Obligations which are then due and owing.

      5.3 Rights in Property Held by the Borrowers: As security for the Obligations, including without limitation payment of the Indebtedness evidenced by the Note, each Borrower hereby assigns, transfers, and sets over to Lender all of its right, title, and interest in and to, and grants Lender a lien upon and continuing security interest in, all of the following, wherever located, whether now owned or existing or hereafter acquired or arising, together with all replacements and substitutions therefor and all additions and accessions thereto, and all proceeds (including, but without limitation, insurance proceeds) and products thereof:

      (a) All Inventory;

      (b) All Accounts and Accounts Receivable, together with all documents, contracts, contract rights, lien and security instruments and guarantees, relating thereto;

      (c) All Goods;

      (d) All Equipment, including without limitation, all fixtures, furniture, tools and supplies;

      (e) Any interest (fee, leasehold or otherwise) either Borrower may have in any real property;

      (f) All cash and non-cash proceeds, products and insurance proceeds of the foregoing and all proceeds of consignment sales; and

      (g) All Records pertaining to the foregoing.

      5.4 Additional Security: To further secure the Loans made and to be made hereunder and all other Obligations of the Borrower to Bank or Lender, each Borrower shall cause to be delivered such additional promissory notes, undertakings, collateral, assignments, instruments, powers of attorney and other documents as Lender may from time to time reasonably request consistent with the security provided and the general intent of this Agreement.

      5.5 Priority of Liens: The foregoing liens shall be first priority perfected liens, subject only to Permitted Liens.

      5.6 Financing Statements:

      (a) Each Borrower on Lender's request will:

            (1) Execute and deliver to the Lender such financing statements (including amendments thereto and continuation statements thereof), assignments, certificates of title and applications and powers of attorney for transfer thereof, conveyances, notices, instruments and other documents in form satisfactory to Lender as Lender may specify to perfect or continue the perfection of any security interest granted to Lender hereunder;

            (2) Pay or reimburse Lender for all reasonable fees, costs and taxes related to filing or recording the same in such public offices as Lender may designate; and

            (3) Take such other steps as Lender may reasonably direct, to perfect Lender's interest in the Collateral.

      (b) In addition to the foregoing, and not in limitation thereof to the extent lawful, each Borrower hereby appoints Lender and Lender's attorneys and agents severally as its attorney-in-fact (without requiring Lender to act as such) with full power of substitution, to execute and file any financing statement (including amendments and continuation statements thereto), and assignments in the name of the Borrower, or its respective successors or assigns, and to perform all other acts that Lender reasonably and in good faith deems appropriate to perfect and continue its security interest in the Collateral. This power of attorney is irrevocable as coupled with an interest.

      5.7 Collecting on Accounts:

      (a) Upon the occurrence of a Default, Lender shall have the right to notify any and all Obligors to make payment on Accounts Receivable or other Accounts directly to Lender, and to take control of the cash and non-cash proceeds thereof, with full power to settle or compromise disputed claims thereon. All such proceeds shall be applied in satisfaction of the Obligations, including payment of the Indebtedness evidenced by the Note, in such order as Lender shall determine.

      (b) Unless and until such time as Lender elects to notify Obligors pursuant to Section 5.7(a), Lender hereby authorizes and permits the Borrowers to receive all amounts due on the Collateral and Accounts Receivable from the Obligors, as Lender's collection agent, but at the Borrowers' own cost and expense subject to the direction of Lender at all times. At either Borrower's option, all proceeds of Collateral and Accounts Receivable shall be deposited by the Borrower into a "Dominion Account" pursuant to an arrangement with the Bank. Each Borrower shall issue to any such depository bank an irrevocable letter of instruction directing said bank to transfer such funds so deposited to the Lender, and only to Lender, either to any account maintained by the Lender at said depository bank, by wire transfer to appropriate account(s) designated by Lender or by checks drawn on such accounts in favor of Lender. All funds and amounts so transferred from said Dominion Account to the Lender are to be credited to the applicable Borrower's Loan Account upon transfer. All such credits shall be conditioned upon clearance of funds transferred to Lender's

Account. If any items are not so paid, the amount of any credit given shall be charged as a debit to Borrower's Loan Account, whether or not the item is returned. In addition to all such other charges set forth in this Agreement, interest shall continue to accrue with respect to any credit applied to the applicable Borrower's Loan Account from the proceeds of the Dominion Account for two business days after transfer from the Dominion Account of the item giving rise to the credits. Interest shall continue to accrue on all items received from sources other than the Dominion Account for three business days after deposit of the item giving rise to the credit or if actual collection of the item takes longer than three days, then until Lender receives notice of actual collection of the item. Proceeds shall be credited to Borrower's Loan Account at the time of the notice of the deposit, provided, that if the notice of deposit is received by the Lender after 2:30 p.m., the proceeds shall be deemed, for the purpose of this Agreement, to have been received on the next succeeding Business Day. All funds deposited in the Dominion Account not in excess of the then existing Obligations shall immediately become the property of the Lender and the applicable Borrower(s) shall obtain the agreement by such depository bank to waive any offset rights against the funds so deposited. The Lender assumes no responsibility for such Dominion Account arrangement, including without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any depository bank thereunder. An accounting shall be rendered to the Borrowers once each month setting forth an accounting of the application of the funds so collected. If Borrowers do not notify Lender, in writing, within 15 days of the mailing of the accounting, the allocation therein set forth shall be deemed acceptable, correct and proper, and be binding on Borrowers.

      5.8 Verification of Accounts: Lender shall at all times after the occurrence and continuance of a Default, and on a once per year basis otherwise, have the right to confirm orders, and to verify all Accounts or Accounts Receivable or other Collateral in which it has a security interest and to do so through any public accountants.

                  ARTICLE 6 - BORROWERS' AFFIRMATIVE COVENANTS

      Each Borrower covenants and agrees that, from and after the date of this Agreement and so long as either Borrower shall be indebted to Lender hereunder or under the Note or any other Loan Document, unless Lender shall otherwise consent in writing, each Borrower will comply with the following covenants:

      6.1  Shipping Reports:  Each Borrower will make available to
Lender at the Borrower's offices during regular business hours:
shipping and delivery receipts evidencing the shipment of the Goods which gave rise to an Account; completion certificates or other proof of the satisfactory performance of services which gave rise to an Account; a copy of the invoice for each Account; and a copy of any written contract or order from which an Account arose.

      6.2 Intentionally Omitted.

      6.3 Returned Goods: Each Borrower will advise Lender whenever an account debtor refuses to retain, or returns, other than in the ordinary course of business, any Goods from the sale of which an Account arose.

      6.4 Sales Agreements: Each Borrower will identify for Lender, and if requested provide copies to the Lender of, any sales agreement not entered into in the ordinary course of business, or the terms of which do not reflect terms granted in the ordinary course of business.

      6.5 Government Contracts: For any Accounts which arise out of contracts with the United States or any department, agency, or instrumentality thereof, each Borrower will, on Lender's reasonable request, execute any instruments and take any steps required by Lender in order that all moneys due and to become due under such contracts shall be assigned to Lender and notice thereof given to the Government according to the Federal Assignment of Claims Act.

      6.6 Intentionally Omitted.

      6.7 Account Assignments: Each Borrower will give Lender, upon Lender's reasonable request, specific assignments of Accounts after they come into existence, and schedules of Accounts, the form and content of such assignments and schedules to be satisfactory to Lender, and will execute and deliver to Lender any instrument, document, financing statement, assignment or other writing to carry out the terms of this Agreement, to perfect Lender's security interest in the Accounts and any other Collateral, or to enable Lender to enforce conveniently its security interest in any of the foregoing.

      6.8 Maintenance of Books and Records: Each Borrower will maintain, in accordance with reasonable accounting methods consistently applied, accurate records and books of account showing, among other things, all Inventory and Accounts, the proceeds of the said or other disposition thereof and the collections therefrom; and hereby grants Lender the right to call at the Borrower's places of business during regular business hours, upon reasonable notice, at intervals to be determined by Lender (provided, Lender shall endeavor not to unduly interfere with the operation of the Borrower's businesses), and, without hindrance or delay, to inspect, audit, check and make extracts and copies from the books, records, journals, orders, receipts, correspondence and other data relating to Inventory, Accounts, or any other Collateral.

      6.9 Notation of Security Interest: If reasonably requested by Lender, each Borrower will mark its records concerning Inventory, Accounts, and other Collateral in a manner reasonably satisfactory to Lender to show the Lender's security interest therein; and shall, after a Default, at Lender's request, notify all purchasers, warehouses, warehousemen, agents, landlords, processors, or others in possession of Inventory ("Bailees"), of Lender's security interest in the Collateral, and instruct them to hold Collateral for Lender's account and subject to Lender's instructions, and take such other steps and obtain such documents, assurances and financing statements executed by such Bailees, as Lender may reasonably require from time to time to perfect and maintain the perfection of Lender's security interests and the priority thereof over the claims or interests of any Bailees.

      6.10 Reporting Requirements. Each Borrower will furnish to Lender:

            (i) as soon as possible, and in any event within five Business Days, after an officer of either Borrower obtains actual knowledge of the occurrence of a Potential Event of Default or Event of Default, a statement of an officer of such Borrower setting forth details of such default and the action that such Borrower proposes to take with respect thereto;

            (ii) as soon as available, and in any event within 45 days after the end of each quarter of each fiscal year (excepting the last quarter of each fiscal year) of Guarantor, a consolidated balance sheet of Guarantor and its subsidiaries, as of the end of such quarter and statements of income and retained earnings and of cash flows of Guarantor and its subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, and the corresponding figures from the budget of Guarantor for such period (except for the fiscal year preceding Closing), all in reasonable detail and duly certified (subject to year-end audit adjustments) by an Officer of Guarantor as having been prepared in accordance with GAAP, together with a certificate of an Officer of each Borrower stating that, to the best knowledge of such Officer, after due inquiry, each Borrower is in compliance with Sections 6.14 and 7.13 hereof and no Default has occurred and is continuing or, if such Officer has knowledge that a Default has occurred and is continuing, a statement as to the nature thereof and the action that such Borrower proposes to take with respect thereto; and

            (iii) as soon as available, and in any event within 90 days, after the end of each fiscal year of Guarantor, a copy of the annual consolidated audit report for such year for Guarantor and its subsidiaries, including therein a consolidated balance sheet of Guarantor and its subsidiaries as of the end of such fiscal year and a consolidated statement of income and retained earnings and of cash flows of Guarantor and its subsidiaries for such fiscal year, in each case certified in a manner acceptable to the Lender by independent public accountants of recognized standing acceptable to the Lender together with an Accountant's Letter and a certificate of an Officer of each Borrower stating that, to the best knowledge of such Officer, after due inquiry, each Borrower is in compliance with Sections 6.14 and 7.13 hereof and no Default has occurred and is continuing or, if such Officer has knowledge that a Default has occurred and is continuing, a statement as to the nature thereof and the action that such Borrower proposes to take with respect thereto.

      (iv) within twenty (20) days of the end of each month, (a) Periodic Recaps, together with a schedule of agings and listings of Account Receivables for the prior calendar month, and (b) a listing of the types, and respective values of Inventory for each type, of all Inventory, in such form as Lender may from time to time reasonably specify.

      6.11 Existence, Properties, Etc.: Each Borrower will do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its existence and its qualification to do business and good standing in the state of its incorporation or organization and any other jurisdiction in which such qualification is necessary for the proper conduct of its business, and conduct and operate its business in substantially the manner in which same is presently contemplated to be conducted and operated; at all times maintain, preserve and protect all material patents, franchises, trademarks, trade names, copyrights and other General Intangibles; preserve the condition of all property useful in the conduct of its business and keep the same in good repair, working order and condition (reasonable wear and tear excepted) and from time to time make, or cause to be made, all repairs, renewals, replacements, betterments and improvements thereto, to the extent that the same are necessary for the proper and advantageous conduct of its business; and comply with all present and future regulatory and other Laws applicable to it in the operation of its business, and with all material agreements to which it is subject.

      6.12 Insurance:

      (a) Each Borrower will keep its respective insurable properties adequately insured at all times, by financially sound and reputable insurers, with Lender named as loss payee, without contribution, on all such policies maintained as insurance against loss or damage to the Collateral (any insurance policies, to the extent same insure the Collateral, herein the "Policies"), and maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, without co-insurance provisions except as Lender shall approve in writing, and with an endorsement providing Lender not less than ten (10) days' prior written notice of cancellation or modification of coverage, and on such other terms as are acceptable to Lender and customary with companies in the same or similar business, and maintain in full force and effect public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any realty, Location or other real or personal property belonging to it, and products liability insurance, in such amounts as are consistent with industry practice and are satisfactory to Lender, and maintain such other insurance as may be required by law. Each Borrower shall pay all premiums now or hereafter becoming due or payable with respect to any of the above insurance prior to the expiration date of the policy therefor. Each Borrower authorizes Lender to pay for its account any of the foregoing which its fails to pay, and any such payment by Lender shall constitute an item of the Borrowers' Obligations. Each Borrower agrees to notify Lender in writing prior to any change in insurance coverage which would cause such insurance to not meet the requirements of this Agreement; to pay all premiums when due or payable; to provide Lender upon demand copies of all insurance policies; to assign to Lender all right to receive proceeds received under any of the Policies (provided Lender shall pay to Borrowers any such proceeds collected in excess of the Obligations); to direct all Policy insurers to pay all proceeds directly to Lender; and each Borrower hereby authorizes Lender to endorse any draft for such proceeds.

      (b) Without limiting the generality of the foregoing, the Borrowers shall each provide and maintain the following coverages:

            (1) Policies of fire and extended coverage "all risk" insurance insuring, all equipment and all Inventory, all motor vehicles and also including coverage for valuable papers and property in transit, providing full extended coverage and insurance against vandalism and malicious mischief. Such insurance under the Policies shall also name Lender as an additional insured and shall be in an amount equal to the lesser of (a) the full amount of the Loans, or (b) 80% of the full replacement value of the property insured without deduction for depreciation, and such insurance policy shall also contain a replacement cost endorsement with an inflation rider and shall at all times be in an amount sufficient to prevent Lender from becoming a coinsurer;

            (2) Comprehensive general liability insurance, including personal injury and contractual liability and products liability;

            (3) Workers Compensation and Employer's Liability Insurance meeting statutory obligations; and

            (4) If the Locations are in an area designated in the Flood Disaster Protection Act of 1973 (P.L. 93-234) as having "specific flood hazards", flood insurance meeting the requirements of said Act.

      6.13 Taxes and Assessments: Each Borrower will pay or cause to be paid, when due, all taxes, assessments and charges or levies imposed upon any of its property, or which it is required to withhold and pay over, except where contested in good faith by appropriate proceedings, promptly commenced and diligently conducted, with adequate reserves therefor having been set aside on its books (but it shall, in any event, pay or cause to be paid all such taxes, assessments, charges or levies forthwith whenever a lien against the Collateral would arise, or when foreclosure on any such Lien that attaches appears imminent).

      6.14 Financial Covenants: Borrowers will maintain on a combined basis Net Income, Tangible Net Worth and a Leverage Ratio of not less than the amounts set forth at Schedule H for each time period set forth at Schedule H.

      6.15 Intentionally Omitted.

      6.16 Collection and Records of Accounts: Each Borrower will collect its Accounts only in the ordinary course of business, and will keep accurate and complete Records of its Accounts, consistent with sound business practices.

      6.17 Litigation Notice: Each Borrower will give Lender immediate written notice of any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency which, if adversely determined, would impair Borrowers' right or ability to carry on its business substantially as now conducted or would materially affect its business, operations, properties, assets or condition (financial or otherwise) or would materially affect its ability to perform its obligations to the Lender under this Agreement or any of the Loan Documents, and, if requested by Lender, deliver copies of all nonprivileged documents relating thereto. Each Borrower will also notify Lender immediately upon the indictment of such Borrower, and immediately upon the indictment of any director or officer with respect to any matter relating to the affairs of such Borrower.

      6.18 Changes: Each Borrower will promptly notify Lender of any and all proposed material changes in its business practices or properties and of any changes in its officers or directors or, in ownership of such Borrower.

      6.19 Further Assurances: From time to time, upon the written reasonable request of Lender, each Borrower will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged, and delivered, all such further acts, deeds, instruments, transfers, or assurances as may be reasonably necessary to consummate the transactions contemplated by this Agreement, the Note, or any other Loan Documents.

      6.20 Authorization To Accountants: Each Borrower hereby irrevocably declares for the benefit of Lender its irrevocable release, consent, authorization and instruction to all accountants and auditors employed by such Borrower at any time while there are any sums owed to Lender during the term of this Agreement, and until all of the Obligations have been fully paid and discharged, to, after the occurrence of an Event of Default, exhibit and deliver to Lender copies of such Borrower's financial statements, tax returns, trial balances, workpapers or other accounting or tax records of any sort on which such firm has reported (other than internal, confidential memoranda) which may be in their possession.

      6.21 Valuation of Inventory: Each Borrower will promptly notify Lender of any event causing material loss or accounting write down in the value of its Inventory.

      6.22 Computer Reports: Each Borrower irrevocably empowers Lender, after the occurrence of Default to have full access to and to have, at the Borrower's expense, printouts and all information maintained by their outside computer service company, if any, respecting any and all financial records now or hereafter maintained by the same for such Borrower's account.

      6.23 Places of Business: Location of Collateral and Records: Each Borrower will notify Lender in writing thirty (30) days in advance of each change in Chief Executive Office, and of each change in Location at which Inventory or any Records of Accounts Receivable, Accounts, or other Collateral, is or will be kept.

      6.24 Compliance with Obligations: Each Borrower will comply with and perform its obligations under all other Loan Documents as fully as if such obligations were set forth herein.

      6.25 Visitation: Each Borrower shall permit such persons as the Lender may designate to visit and inspect any of the properties of such Borrower and any subsidiaries, to examine their respective books and records and take copies and extracts therefrom and to discuss their affairs with the appropriate employees at such times and as often as the Lender may reasonably request (not to exceed four times per year prior to a Default), provided that unless there exists a Default, such visitation shall be during regular business hours, with proper notice, and, the Lender shall not unduly interfere with the operation of such Borrower's business.

      6.26 Notice of Pension-Related Events: Promptly after either Borrower, or any Controlled Group Member with respect to such Borrower, or any administrator of a Plan:

      (a) receives any notification referred to in subsections (1), (4) or (7) of Section 9.1(k) hereof;

      (b) has knowledge of (A) the occurrence of a "Reportable Event" (as defined in Section 4043(b) of ERISA with respect to a Plan; (B) any event which has occurred or any action which has been taken to amend or terminate a Plan as referred to in subsections (2) and (6) of Section 9.1(k) hereof; (C) any event which has occurred or any action which has been taken which could result in complete withdrawal, partial withdrawal, or secondary liability for withdrawal liability payments with respect to a Multiemployer Plan as referred to in subsection (7) of Section 9.1(k) hereof; or (D) any action which has been taken in furtherance of, any agreement which has been entered into for, or any petition which has been filed with a United States district court for, the appointment of a trustee for a Plan as referred to in subsection (3) of Section 9.1(k) hereof; or

      (c) files a notice of intent to terminate a Plan with the Internal Revenue Service or the Pension Benefit Guaranty Corporation; or files with the Internal Revenue Service a request pursuant to Section 412(d) of the Code for a variance from the minimum funding standard for a Plan; or files a return with the Internal Revenue Service with respect to the tax imposed under Section 497(a) of the Code for failure to meet the minimum funding standards established under
Section 412 of the Code for a Plan;

then, such Borrower will furnish to the Lender a copy of any notice received, request or petition filed, and agreement entered into; the most recent Annual Report (Form 5500 Series) and attachments thereto for the Plan; the most recent actuarial report for the Plan; any notice, return, or materials required to be filed with the Internal Revenue Service in connection with the event, action, or filing; and a written statement of the Chairman, President, chief financial officer, or managing partner, of such Borrower, as the case may be, describing the event or the action taken and the reasons therefor.

      6.27 Notice of Material Proceedings: Promptly upon becoming aware thereof, each Borrower shall give the Lender notice of the commencement, existence or threat of any proceeding by or before any official body against or affecting such Borrower or any Affiliate which, if adversely decided, would have a material adverse effect on the business, operations, properties or financial condition of such Borrower or on the ability of such Borrower to perform its obligations under this Agreement or the Note or other Loan Documents.

                 ARTICLE 7 - NEGATIVE COVENANTS OF THE BORROWERS

      Each Borrower hereby covenants and agrees that, from the date of this Agreement and so long as such Borrower shall be indebted to Lender hereunder or under any of the Note, or any contingent reimbursement obligation or claim thereunder remains outstanding, such Borrower will comply with the following covenants, unless Lender shall consent otherwise in writing:

      7.1 Amendments, Mergers, Acquisitions, Etc.: Neither Borrower will change its name, enter into any merger or consolidation, acquire the stock, ownership, equity, business, assets or franchises of any other Person, enter into any reorganization or recapitalization, reclassify its capital stock or partnership interests, as the case may be, or issue any additional shares of capital stock or partnership interests, as the case may be, whether through the payment of stock dividends, distributions or otherwise.

      7.2 Sale of Assets: Neither Borrower will sell, transfer, lease or otherwise dispose of all or (except in the ordinary course of business), any material part of its assets. In the event of any such sale of assets, whether such assets constitute Collateral or not, the proceeds of such sale shall be applied to repayment of the Loans.

      7.3 Liens: Neither Borrower will mortgage, pledge, grant or permit to exist any Lien or Liens upon any of its assets, of any kind, now owned or hereafter acquired, except for Permitted Liens and Liens in favor of Lender, or hypothecate or grant a Lien on any its capital, net worth, equity accounts, or any capital stock or partnership interests, as the case may be.

      7.4 Disposition of Right to Income: Neither Borrower will sell, discount, transfer, assign, factor, mortgage or otherwise dispose of or grant or permit to exist any Lien or Liens in any of the Collateral (including, without limitation, the Accounts), other than to Lender, except for Permitted Liens and sales of Inventory and other assets in the ordinary course of business.

      7.5 Guarantor: Neither Borrower will become liable, directly or indirectly, as guarantor or otherwise, for any obligation of any other Person.

      7.6 Indebtedness: Neither Borrower will incur, create, or assume any Indebtedness, except: (i) the Loans; (ii) Indebtedness secured only by Permitted Liens (including capital or operating leases); (iii) unsecured Indebtedness incurred in the ordinary course of business; (iv) Indebtedness due under a management agreement between MediVators and Guarantor reasonably approved by Lender; and (v) Indebtedness arising from other intercompany transactions between Borrower and Guarantor, provided such transactions are on terms reasonably satisfactory to Lender.

      7.7 Capital Stock Repurchase: Neither Borrower will redeem, purchase, or retire any of its capital stock.

      7.8 Statements Not Misleading, Etc.: Neither Borrower will furnish Lender any certificate or other document that will contain any untrue statement of material fact or that will omit to state a material fact necessary to make it not misleading in light of the circumstances under which it is furnished.

      7.9 Payments to Employees: Neither Borrower will permit any transfers of property or payments to any present or former Affiliate, shareholder, officer or employee of a Borrower, or the successors, assigns or transferees of such individuals except for (i) normal compensation reasonable in amount under the circumstances (Lender having approved of compensation levels existing as of the date of this Agreement as "reasonable" for these purposes), (ii) repayments of loans or advances approved in writing by Lender, (iii) Dividends, and (iv) payments of Indebtedness permitted under Subsections (iv) and (v) of Section 7.6.

      7.10 Disposition of Stock In and Indebtedness of Subsidiaries: Neither Borrower will directly or indirectly sell, pledge or otherwise dispose of, or part with control of, any shares of capital stock of a Borrower subsidiary (if any) which is majority owned or controlled at any time hereafter ("Majority Owned Subsidiary") or any Indebtedness of a Majority Owned Subsidiary ("indirect" disposition or issuance of share of capital stock includes but is not limited to disposition or issuance of warrants, rights or options for, or securities convertible into, such shares).

      7.11 Regulation U: Neither Borrower shall use the proceeds of any Loans hereunder directly or indirectly to purchase or carry any "margin stock" (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying, directly or indirectly, any such margin stock.

      7.12 Lines of Business: Neither Borrower shall enter into a new line of business or cease operations in any existing line of business without Lender's consent.

      7.13 Capital Expenditures. Borrowers will not make capital expenditures or payments in the nature of capital expenditures in any fiscal year in the aggregate in excess of $100,000 for the fiscal year ending July 31, 1996, $150,000 for the fiscal year ending July 31, 1997 and $175,000 for the fiscal year ending July 31, 1998.

                   ARTICLE 8 - REPRESENTATIONS AND WARRANTIES

      To induce Lender to enter into this Agreement, each Borrower jointly and severally makes the following continuing representations and warranties to Lender, which shall be deemed renewed as of the date of each request for an Advance, and deemed incorporated in each such request (the representations and warranties in Section 8.1 shall also be deemed incorporated into each Borrowing Base Certificate delivered to Lender with respect to the Accounts reflected in such Borrowing Base Certificate):

      8.1 Representations and Warranties as to Accounts Receivable: As to each Account Receivable used as a base for borrowing hereunder (it being agreed that Lender's recourse for a breach of the representations set forth in subparagraphs
(f) and (p) shall be limited to removing the Account Receivable from Eligible Account Receivables):

      (a) The Account Receivable arose from a bona fide outright sale of Goods or services by a Borrower (and not consignments or "sale or return" transactions) and, as to the sale of Goods, such Goods have been shipped to and title to the Goods is vested with the respective Obligors or their designees;

      (b) The Account Receivable is based on an enforceable order or contract for Goods shipped and that the same will be delivered in accordance with such order or contract;

      (c) The title of Borrower to the Account Receivable is absolute and is not subject to any prior assignment, claim, lien or security interest, except the security interest of Lender;

      (d) The amount shown as an Account Receivable on Borrower's books and on any invoice or statement delivered to Lender is owing to Borrower and no partial payment has been made thereon by anyone;

      (e) The Account Receivable, or any portion thereof which is included in the Borrowing Base, is not subject to any contra, credit, claim of reduction, counterclaim, set-off, recoupment, or any claim for credit, allowances or adjustments by the Obligor because of returned, inferior or damaged Goods or unsatisfactory services, or for any other reason;

      (f) The Account Receivable is not one as to which Lender has determined, with notice to either Borrower, to be ineligible in whole or in part for the following or similar reasons:

            (1) payment terms not customary,

            (2) credit weakness of the Obligor,

            (3) foreign country risks, including governmental regulation, war, revolution, economic or social instability and the like,

            (4) payment is to be made in foreign exchange,

            (5) history of slow payments or disputes, or

            (6) any questions as to the bona fide nature of the Obligor or its undertaking to pay.

      (g) To the extent the Account Receivable is reflected in the Borrowing Base, the Obligor has not as of the date of the Borrowing Base Certificate returned, or refused to retain, or asserted a right to return or refuse, any of the Goods from the sale out of which the Account Receivable or portion thereof arose;

      (h) The Account Receivable is unpaid not more than ninety (90) days from the invoice date unless the conditions of Section 8.1(m)(ii) below are met as to such Account Receivable;

      (i) The Account Receivable does not arise out of a contract with or order from an Obligor which by its terms forbids or makes void or unenforceable the assignment by Obligee to Lender of the Account arising with respect thereto;

      (j) Neither Borrower has received and taken actions constituting acceptance of any note, trade acceptance, draft or other instrument with respect to or in payment for the Account Receivable (other than a check or checks, duly endorsed, not postdated or payable other than to a Borrower, or subject to conditions to payment, or containing any accord and satisfaction, and not returned unpaid for any reason) nor any chattel paper with respect to the Goods giving rise to the Account Receivable, and if any such instrument or chattel paper is received, the applicable Borrower will immediately notify Lender in writing and at the Lender's request, endorse or assign and deliver the same to Lender;

      (k) Neither any Borrower nor any Affiliate of a Borrower (other than Carsen) is an Obligor with respect to the Account Receivable;

      (l) The amount of each Account Receivable reported on a Periodic Recap as an Eligible Account Receivable excludes as of the date of the Periodic Recap (i) all partial or total payments received therefor, (ii) all chargeback billings,
(iii) all freight items and claims, (iv) all finance charges, late charges or other service charges, (v) any retainages agreed to by the Obligee or asserted by Obligor, (vi) reversals of credits previously given to the Obligor, or (vii) credits received from any Obligor if the credit has been issued, aged or outstanding ninety (90) days or more;

      (m) The Account Receivable does not represent a sale to a foreign Obligor unless (i) the Obligor is Carsen, or (ii) an irrevocable, transferable merchandise letter of credit, stipulating governance by the Uniform Customs and Practices for Documentary Credits, and supporting the full obligation of the Obligor, in form reasonably satisfactory to Lender, shall have been obtained and collaterally assigned to Lender, on terms reasonably satisfactory to Lender;

      (n) The Account Receivable does not represent progress or contract billings, or proceeds of a consignment sale;

      (o) The Obligor is not bankrupt or insolvent or the subject of receivership proceedings, nor has made an assignment for benefit of creditors or a composition with creditors;

      (p) The Obligor is not a federal or state governmental or administrative agency or entity; and

      (q) The Account Receivable is not one which the Lender, reasonably deems to be inadequately secured.

      8.2 Other Representations and Warranties:

      (a) Each Borrower is a business corporation duly organized, validly existing and in good standing under the Laws of its state of incorporation set forth on Exhibit A, is in good standing in each other jurisdiction wherein it is required to be qualified as a foreign corporation (as designated at Exhibit A), has the shareholders, directors, officers and principal place of business as designated at Exhibit A and has the lawful power to own its properties and to engage in the businesses it conducts;

      (b) The making, delivery and performance of this Agreement, the Note, and the Loan Documents, or amendments thereof, will not immediately, or with the passage of time, the giving of notice, or both:

            (1) Violate the certificate of incorporation or by-law provisions of either Borrower or violate any Laws or result in a default under any contract, agreement, or instrument to which either Borrower is a party or by which Borrower or its property is bound; or

            (2) Terminate or give any party the right to terminate any contract, agreement or instrument to which either Borrower is a party or by which its properties may be bound or affected;

            (3) Result in the creation or imposition of any Lien upon any of the assets of a Borrower except in favor of the Lender;

      (c) Each Borrower has the corporate power and authority to enter into and perform this Agreement, the Note, and the other Loan Documents, and to incur the Obligations herein and therein provided for, and has taken all action necessary to authorize the execution, delivery, and performance of the same;

      (d) This Agreement, the Note, and the other Loan Documents, and the Obligations of each Borrower, are and continue to be valid, binding, and enforceable in accordance with their respective terms, subject to applicable bankruptcy laws and general principles of equity;

      (e) Except as described on Exhibit C attached hereto, neither Borrower is a party to or, to its best knowledge, threatened with, any litigation, suit, action, investigation, proceedings or controversy before any court, administrative agency or other governmental authority which, if adversely determined, would result, in any material adverse change in its business operations, properties or assets or in its condition, financially or otherwise, or in any way affect this Agreement or the transactions contemplated hereby, and neither Borrower is aware that it is in violation of or in default with respect to any judgment, order, writ, injunction, decree or rule of any court, administrative agency or governmental instrumentality or in any material respect under any regulation of any administrative agency or governmental instrumentality;

      (f) Each Borrower has good and marketable title to all of its assets, subject to no Lien or other claim of any third person except for Permitted Liens;

      (g) Borrower has filed all federal, state, and local tax returns, and other reports which it is required by Law to file prior to the date hereof and which are material to the conduct of its businesses, has paid or caused to be paid all taxes, assessments and other governmental charges that are due and owing prior to the date hereof, and has made adequate provision for the payment of such taxes, assessments or other charges accruing but not yet payable; neither Borrower has any knowledge of any deficiency or additional assessment in a materially important amount in connection with any taxes, assessments or charges not provided for on its books;

      (h) Neither Borrower has in effect any "Defined Benefit Pension Plans", as defined in ERISA, or had any in effect at any previous date, and except as previously disclosed to the Lender in writing, no Reportable Event or Prohibited Transaction, as defined in ERISA, has occurred with respect to any Plan;

      (i) All financial statements delivered by Borrowers to Lender including any schedules and notes pertaining thereto have been prepared in accordance with GAAP, and fully and fairly present the financial condition of the Borrowers at the dates thereof and the results of operations for the periods covered thereby. There have been no material adverse changes in the financial condition of the Borrowers from that reflected in said financial statements;

      (j) Each Borrower has complied in all material respects with all applicable regulatory and other Laws with respect to: (1) the conduct of its businesses; and (2) the use, maintenance, and operation of the real and personal properties owned or leased by it in the conduct of its businesses; neither Borrower, nor any Affiliate, is in violation of or subject to any contingent liability under the provisions of ERISA, the Internal Revenue Code of 1986, as amended, any applicable occupational or health or safety law, including but not limited to (i) any restrictions, specifications or requirements pertaining to products that the Borrower or any subsidiary manufacturers, process or sell or pertaining to the services each performs, (ii) the conduct of its business and
(iii) the use, maintenance or operation of the real and personal properties owned or possessed by it;

      (k) No representation or warranty furnished pursuant hereto contains any untrue statement of material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made;

      (l) Each consent, approval or authorization of, or filing, registration or qualifications with, any Person which is required to be obtained or effected by a Borrower in connection with the execution and delivery of this Agreement, the Note, and the other Loan Documents, or the undertaking or performance of any obligation hereunder or thereunder, has been duly obtained or effected;

      (m) Except as generally disclosed in Exhibit D or any other exhibit hereto attached hereto, neither Borrower has any leases, contracts or commitments of any kind, such as employment agreements, collective bargaining agreements, powers of attorney, contracts for future purchase or delivery of goods or rendering of services, bonus, pension and retirement plans, or accrued vacation pay, insurance and welfare agreements, or any contingent or noncontingent liability, which is or are material in amount, and all parties to all leases, contracts and other commitments to which the Borrower is a party have complied with the provisions of such leases, contracts and other commitments, no party is in default under any thereof and no event has occurred which, but for the giving of notice or the passage of time, or both, would constitute a default with respect thereto;

      (n) Neither Borrower has made any agreement or taken any action which may cause anyone to become entitled to a commission or finder's fee, a result of the making of the Loans;

      (o) Each Borrower has taken all necessary steps to preserve its corporate existence and all of its franchises and licenses, and has complied with all present regulatory and other Laws applicable to it in the operation of its businesses, and with all material agreements to which it is subject;

      (p) Neither Borrower will make any borrowing hereunder for the purpose of buying or carrying any "margin stock," as such term is used in Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time. Neither Borrower nor any subsidiary own any "margin stock". Neither Borrower is engaged in the business of extending credit to others for such purpose, and no part of the proceeds of any borrowing hereunder will be used to purchase or carry any "margin stock" or to extend credit to others for the purpose of purchasing or carrying any "margin stock";

      (q) Each of Borrower's Locations, the current locations of all Inventory, and the locations of each office at which each Borrower maintains Records concerning Accounts Receivable or other Accounts, and other financial matters, are solely as set forth on Exhibit E hereto;

      (r) Attached hereto as Exhibit F is a schedule setting forth all Indebtedness (other than trade Indebtedness incurred in the ordinary course of business) of each Borrower where the principal amount of the Indebtedness or the present value of all future payments with respect to the Indebtedness (in the case of all other Indebtedness) exceeds $25,000;

      (s) All Permitted Exceptions and Permitted Liens and all leases (whether capital or operating leases) to which either Borrower or its assets are subject, are listed on Exhibit G hereto.

                               ARTICLE 9 - DEFAULT

      9.1 Events of Default: The occurrence of any one or more of the following shall constitute an Event of Default hereunder:

      (a) Borrowers shall fail to pay when due and requested by Lender any amount of principal or any amount of interest, or any reasonable fee, charge or expense, payable hereunder or under the Note or other Loan Documents;

      (b) Borrowers or Guarantor shall fail to pay when due, any Indebtedness (not being reasonably disputed by Borrowers) for which the nonpayment exceeds $100,000 or shall suffer to exist any other event of default under any material agreement binding upon it or him provided, no Event of Default shall exist unless such non-payment event of default has not been cured within 30 days of notice by Lender;

      (c) Any financial statement, Periodic Recap, representation or warranty made or furnished by any Borrower or its agents or Guarantor to Lender in connection with this Agreement or its performance, or as an inducement to Lender to enter into this Agreement or make any Advance, or in any separate statement or document to be delivered hereunder to Lender, shall be false, incorrect, or incomplete when made as to any material fact or facts, provided, if the adverse effect of such false, incorrect or incomplete writing can be remedied by the payment of monetary amounts, no event of default shall exist hereunder unless such Borrower shall have failed to pay an amount sufficient to cure such default within ten days of notice by Lender;

      (d) Any Borrower or Guarantor shall admit its or his inability to pay, or shall fail to pay, debts as they mature, or shall make an assignment for the benefit of creditors;

      (e) Proceedings in bankruptcy, or for reorganization of any Borrower or for the readjustment of debts, under the Bankruptcy Code, as amended, or any part thereof, or under any other Laws, whether state or federal, for the relief of debtors, now or hereafter existing, shall be commenced by or against any Borrower or Guarantor and if commenced against such Borrower or Guarantor shall not be stayed or discharged within sixty (60) days of commencement;

      (f) A receiver or trustee shall be appointed for any Borrower or Guarantor or any substantial part of its assets, or any proceedings shall be instituted for the dissolution or the full or partial liquidation of any Borrower and such receiver or trustee shall not be discharged within sixty (60) days of initial appointment, or such proceedings shall not be stayed or discharged within sixty
(60) days of their commencement, or any Borrower shall discontinue business or materially change the nature of its business;

      (g) Any Borrower or Guarantor shall suffer a final judgment for the payment of money in excess of $100,000, and shall not discharge the same within a period of thirty (30) days unless execution thereon is effectively stayed or bonded pending further proceedings;

      (h) A judgment creditor of any Borrower or Guarantor shall obtain possession of or any attachment or other judicial process shall issue against, any of the Collateral by any means, including, but without limitation, levy, distraint, replevin or self-help or on a consensual basis, if such possession, attachment, process, levy or distraint is, in Lender's reasonable opinion, material or if such possession, attachment, process, levy or distraint shall not have been finally stayed, enjoined or terminated within fifteen (15) days after it was first obtained;

      (i) Any Borrower or any other Obligor or Affiliate of a Borrower shall fail to observe or perform any other obligation to be observed or performed by it hereunder or under any of the Notes, or other Loan Documents (giving effect to applicable notice and cure periods), as the same may be amended;

      (j) Any default by any Borrower or Guarantor or any other party with respect to any other obligation to Lender or Bank under any Loan Document or otherwise as to which any required notice has been given, any applicable grace period has expired, and such default remains uncured and unwaived;

      (k) Any one or more of the following events occurs which, in Lender's reasonable opinion, when taken individually or collectively, have, or is or are likely to have, a material, adverse effect on the financial condition or business operations of Borrower and such event or circumstance continues for a period of fifteen (15) days after written notice to cure is given by Lender:

            (1) The PBGC notifies a Plan pursuant to Section 4042 of ERISA by service of a complaint of its determination that an event described in Section 4042 (a) of ERISA has occurred, a Plan should be terminated, or a trustee should be appointed for a Plan; or

            (2) Any action is taken to terminate a Plan pursuant to its provisions or the Plan administrator files with the PBGC a notice of intent to terminate a Plan in accordance with Section 4041 of ERISA; or

            (3) Any action is taken by a plan administrator to have a trustee appointed for a Plan pursuant to Section 4042 of ERISA: or

            (4) A return is filed with the Internal Revenue Service, or a Plan is notified by the Secretary of the Treasury that a notice of deficiency under
Section 6212 of the Code has been mailed, with respect to the tax imposed under
Section 4971 (a) of the Code for failure to meet the minimum funding standards established under Section 412 of the Code; or

            (5) A Reportable Event occurs with respect to a Plan; or

            (6) Any action is taken to amend a Plan to become an employee benefit plan described in Section 4021(b)(1) of ERISA, causing a Plan termination; or

            (7) Any Borrower or a Controlled Group Member receives a notice of liability or demand for payment on account of complete withdrawal under Section 4203 of ERISA, partial withdrawal under Section 4203 of ERISA or on account of becoming secondarily liable for withdrawal liability payments under Section 4204 of ERISA (sale of assets);

      (l) Any Borrower, or any shareholder, director or officer of Borrower shall be convicted of a felony;

      (m) The commencement of dissolution or liquidation proceedings with respect to any Borrower (other than proceedings commenced by third parties stayed or dismissed within thirty (30) days of commencement) or a change in the shareholder ownership of any Borrower; or

      (n) There shall occur a default under or termination or modification of the Olympus Agreement which in the reasonable opinion of Lender has a negative effect on the value of Borrowers' business or economic position;

      (o) There shall exist a default under or termination (other than a termination in the ordinary course at maturity) of the credit relationship between Bank and Carsen; or

      (p) There shall be a material adverse change at any time in the financial condition of any Borrower or Guarantor.

      9.2 Acceleration: Immediately and without notice upon the occurrence of an Event of Default specified in subsection 9.1(e) or subsection 9.1(f), or in the case of any other Event of Default at the option of Lender, upon notice by Lender or its agent or attorney to the Borrowers, all Obligations, whether hereunder or otherwise, including without limitation those evidenced by the Note, shall immediately become due and payable, without further action or notice of any kind.

      9.3 Remedies: Upon the occurrence of an Event of Default Lender shall have, in addition to the rights and remedies given it by this Agreement, the Note, or any other of the Loan Documents, as amended, and the remaining documents delivered pursuant hereto, all those allowed by all applicable Laws, including, without limitation, the UCC.

      Without limiting the generality of the foregoing, upon an Event of Default, Lender may immediately, without demand for performance and without other notice or demand whatsoever to the Borrowers (except as specifically required by this Agreement or the documents delivered pursuant hereto or as required by applicable Laws), sell at public or private sale or otherwise realize upon, at any place designated by Lender in its sole discretion, including any place of business of Lender or any of its affiliates, the whole or, from time to time, any part of the Collateral, or any interest which the Borrowers may have therein. The Borrowers shall, at Lender's request, subsequent to an Event of Default, cooperate, assist and, as requested, supervise, and cause their officers, directors, agents and employees to cooperate, assist and supervise in any disposition of Collateral directed by Lender, including transfers of Collateral to Lender or third party purchasers, as

Lender, in its sole discretion may elect. After deducting from the proceeds of sale or other disposition of the Collateral all expenses (including all expenses for legal services), Lender shall apply such proceeds toward the satisfaction of the Obligations, in such order as it shall determine. Any remainder of the proceeds after satisfaction in full of the Obligations shall be distributed as regulated by applicable Laws. At any such sale or other disposition, Lender may, to the extent permissible under applicable Laws, purchase the whole or any part of the Collateral, free from any right of redemption on the part of the Borrowers, which right is hereby waived and released. Notice of any sale or other disposition shall be given to the Borrowers at the address set forth on Exhibit B or such other address as may from time to time be shown on Lender's records at least ten (10) days before the time of any intended public sale or of the time after which any intended private sale or other disposition of the Collateral is to be made, which the Borrowers hereby agree shall be reasonable notice of such sale or other disposition. Borrowers agree to assemble, or to cause to be assembled, at the Borrowers' own expense, the Collateral at such place or places as Lender shall designate. Without limiting the generality of any of the rights and remedies conferred upon Lender under this Section, Lender may, to the full extent permitted by applicable Laws do any or all of the following:

      (a) Enter upon any premises of each Borrower, exclude the Borrower therefrom, and take immediate possession of the Collateral, either personally or by means of a receiver appointed by a court of competent jurisdiction, or by other lawful means;

      (b) At Lender's option, use, operate, manage and control the Collateral in any lawful manner;

      (c) Collect and receive any or all rents, income, revenue, earnings, issues, and profits (including the Accounts), and proceeds therefrom; and

      (d) Maintain, repair, renovate, alter or remove the Collateral as Lender may determine in its discretion.

      9.4 Application of Proceeds: Borrowers hereby irrevocably waive the right to direct the application of all payments, including proceeds of Collateral, that may be received by Lender or for the benefit of Borrowers. The proceeds of any sale or other disposition of all or any part of the Collateral, or any interest which either Borrower may have therein, shall be applied by Lender in the following order:

      (a) First, to payment of all reasonable costs and expenses incurred by Lender under any of the Loan Documents including without limitation all reasonable costs and expenses relating to disposition of Collateral or enforcement of the Borrowers' Obligations, and reasonable attorneys' fees,

      (b) Second, to the payment in full of (i) all accrued and unpaid interest on, and, thereafter (ii) the unpaid principal balance of the Loans, the Note and other Obligations, all in accordance with the terms of the Notes, this Agreement and the other Loan Documents, and

      (c) Third, to the payment in full of all other Obligations of the Borrowers to Lender, and

      (d) Fourth, to the Borrowers to the extent of any surplus.

The Borrowers shall remain jointly and severally liable to Lender for any deficiency in payment of the Obligations to Lender after application of the proceeds in accordance with this Section 9.4.

      9.5 Jurisdiction: The Borrowers consent to the personal jurisdiction of the Federal or State Courts located in the State of New York; if suit is filed by any party to enforce, interpret or construe this Agreement.

      9.6 Enforcement and Waiver by the Lender: Lender shall have the right at all times to enforce the provisions of this Agreement and the documents delivered pursuant hereto in strict accordance with the terms hereof and thereof, notwithstanding any conduct or custom on the part of Lender in refraining from so doing at any time or time. The failure of Lender at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or as having in any way or manner modified or waived the same. All rights and remedies of Lender are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

                           ARTICLE 10 - MISCELLANEOUS

      10.1 Interpretation: The provisions of this Agreement shall be in addition to those of any letter of credit agreement, security agreement, note or other evidence of liability now or hereafter at any time held by Lender, all of which shall be construed as complementary and supplementary to each other to the extent possible. Nothing herein contained shall prevent Lender from enforcing any or all other agreements in accordance with their respective terms.

      10.2 Further Assurances: From time to time, each Borrower will execute and deliver to Lender such additional documents and will provide such additional information as Lender may reasonably require, to carry out the terms of this Agreement and be informed of such Borrower's status and affairs.

      10.3 Power to Execute Documents: Each Borrower hereby irrevocably (this power being coupled with an interest) appoints, constitutes and names Lender, or any of its attorneys or agents, the true and lawful attorney for such Borrower, with full power of substitution, to do any or all of the following at any time after the occurrence of an Event of Default (but this grant of authority shall not negate any other grant of authority under this Agreement which may authorize other actions, or similar actions under other circumstances):

      (a) To receive, endorse, sign and deliver, in the name of the Borrower, or in Lender's name, all checks, drafts, money orders and other instruments, for the payment of moneys which are payable to such Borrower;

      (b) To sign the names of such Borrower, and to receipt for such Borrower, on any schedules, assignments, instruments, documents and UCC financing, amending or continuation statements which such Borrower is obligated to give Lender hereunder or any invoice, warehouse receipt, bill of lading or other Document, Instrument or Chattel Paper, or any Accounts, Accounts Receivable, statements therefor, drafts against Obligors or drawn or to be drawn under any letters of credit, notices to Obligors, certificates or other documents to be delivered or presented under letters of credit or schedules or assignments of Accounts; and

      (c) To take or bring at such Borrower's expense, in the name of such Borrower, or Lender, all steps, actions and suits that Lender considers necessary or desirable to effect collections of Accounts, to enforce payment of any Account, to settle, compromise, sell, assign, discharge or release, in whole or in part, any amounts owing on Accounts, to extend the time of payment of any and all Accounts and to make allowances and adjustments with regard to Accounts; and

      (d) To do such other and further acts and deeds in the name of such Borrower that Lender may deem necessary or desirable to enforce the rights of such Borrower against third parties with respect to any Collateral.

      10.4 Cost, Expenses, and Fees Paid and Payable to Lender: Each Borrower agrees that all reasonable costs, expenses, and reasonable attorneys fees of, or incidental to the custody, care, management, sale or collection of, or realization upon, any of the Collateral or in any way relating to the care, enforcement or protection of the Collateral or in the enforcement of any and all rights of Lender either hereunder or under any applicable law or custom excluding, all out of pocket costs incurred by Lender in conjunction with field exams of Collateral (at a rate of $500 per man day per day plus expenses, but, if a Default has not occurred, not to exceed $4,000 per year, plus reasonable expenses, with such exams to take place as often as sixty days after Closing and each ninety days thereafter) and location visitations shall become part of the Obligations and entitled to the benefits of this Agreement as if an Advance had been made hereunder upon the application of the Borrower, and Lender may at any time after same is due apply to the payment of all such costs and expenses all moneys of Collateral or other proceeds arising from the possession or disposition of all or any portion of the Collateral.

      10.5 Indemnification: Each Borrower shall jointly and severally pay, and shall protect, indemnify and save harmless the Lender and Bank and their officers, directors, shareholders, employees, contractors, attorneys, agents and servants from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs or expenses (including without limitation, reasonable attorneys' fees and expenses) of any nature arising from or relating to this Agreement or any Loan, Advance, or any action or omission of Lender or Bank in connection therewith, except for any such losses, liabilities, actions, suits, judgments, demands, damages, costs or expenses resulting from the negligence or willful misconduct of the Bank or Lender. If any action, suit or proceeding arising from any of the foregoing is brought against the Bank or Lender or any person indemnified or intended to be indemnified pursuant to this Section, each Borrower, to the extent and in the manner directed by the Lender, will jointly and severally resist and defend such action, suit or proceeding or cause the same to be resisted and defended by counsel designated by the Borrowers (which counsel shall be reasonably satisfactory to the person or persons indemnified or intended to be indemnified). The obligations of the Borrowers under this Section shall survive the termination of this Agreement and the discharge of the Borrowers' Obligations hereunder.

      10.6 Notices: Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed delivered if delivered by hand or if sent by certified mail, postage prepaid, return receipt requested, as follows, unless such address is changed by written notice hereunder:

If to the Borrowers:          To their addresses designated on the
                              first page of this Agreement.


with a copy to:               Eric W. Nodiff, Esq.
                              Dornbush Mensch Mandelstam &
                                 Schaeffer, LLP
                              747 Third Avenue
                              New York, New York 10017

                              and

                              Cantel Industries, Inc.
                              1135 Broad Street
                              Clifton, New Jersey 07013
                              Attention: Craig Sheldon, Vice President
                                         and Controller

If to Lender:                 National Canada Finance Corp.
                              125 West 55th Street
                               New York, NY 10019
                              Attention: John Richter

with a copy to:               National Canada Finance Corp.
                              85 Livingston Avenue
                              Roseland, N.J.  07068
                              Attention: Joseph Accardi
                                         and John Leifer

      Any notice hereunder shall be deemed to have been given five (5) days after mailing thereof, or upon actual delivery to an agent of the recipient party if by hand, to the other party at such party's then effective address hereunder. Notices by Lender may be given on its behalf by its agent or attorney.

      10.7 Waiver and Release by the Borrowers: To the maximum extent permitted by applicable Laws, the Borrowers waive demand, protest, presentment, and notice of dishonor of all commercial paper at any time held by Lender on which the Borrowers are in any way liable.

      10.8 Applicable Law: The internal substantive laws of the State of New York shall govern the construction of this Agreement and the rights and remedies of the parties hereto without regard to any rules relating to conflict of laws or choice of law.

      10.9 Binding Effect, Assignment and Entire Agreement: This Agreement shall inure to the benefit of, and shall be binding upon, the respective heirs, executors, administrators, successors and permitted assigns of the parties hereto. Neither Borrower has any right to assign any of its rights or obligations hereunder without the prior written consent of Lender. This Agreement, and the documents executed and delivered pursuant hereto, constitute the entire agreement between the parties and supersede all prior commitments, understandings and agreements, and may be amended only by a writing signed on behalf of each party. If there is any inconsistency between the express terms of this Agreement and the express terms of any other Loan Document, the terms of this Agreement shall prevail.

      10.10 Severability: If any provision of this Agreement shall be held invalid under any applicable Laws, such invalidity shall not affect any other provision of this Agreement which can be given effect without the invalid provision. To this end, the provisions hereof are severable.

      10.11 Counterparts: This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

      10.12 Waiver of Trial by Jury: EACH BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THE BORROWER MAY HAVE OR MAY HEREAFTER HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. Each Borrower hereby certifies that neither Lender nor any of its representatives, agents or counsel has represented, expressly or otherwise, that Lender would not, in the event of any such suit, action or proceeding, seek to enforce this waiver of right to trial by jury. Each Borrower acknowledges that its has made this waiver knowingly, voluntarily and intentionally.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, under seal, as of the day and year first above written.

                                        NATIONAL CANADA FINANCE CORP.

                                        By: /s/ Joseph Accardi
                                            ------------------
                                            Joseph Accardi,
                                            Vice President

                                            /s/ John Leifer
                                            -----------------------------
                                            John Leifer,
                                            Vice President


Attest:                                 MEDIVATORS, INC.

By: /s/ Craig Sheldon                   By: /s/ Donald L. Sturtevant
    -----------------                       ---------------------
    Craig Sheldon, Vice President,         Donald L. Sturtevant,
        Treasurer and Secretary              President and Chief
                                              Financial Officer



Attest:                                 DISPOSAL SCIENCES, INC.

By: /s/ Craig Sheldon                   By: /s/ Donald L. Sturtevant
    -----------------                       ---------------------
    Craig Sheldon, Vice President,         Donald L. Sturtevant,
        Treasurer and Secretary              President and Chief
                                              Financial Officer